    As filed with the Securities and Exchange Commission on October 8, 1997
                                                   Registration No. 333-___

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                DANA CORPORATION
                                ----------------
             (Exact name of Registrant as specified in its charter)

                                    Virginia
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   34-4361040
                                   ----------
                      (I.R.S. Employer Identification No.)

                        P.O. Box 1000, Toledo, Ohio 43697
                        ---------------------------------
                    (Address of principal executive offices)

                     Dana Corporation 1997 Stock Option Plan,
                  Dana Corporation Additional Compensation Plan,
                 and Dana Corporation Director Deferred Fee Plan
                 -----------------------------------------------
                            (Full title of the plans)

                          Martin J. Strobel, Secretary
               Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697
               ---------------------------------------------------
                     (Name and address of agent for service)

                                  419-535-4500
                                  ------------
                     (Telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                              Proposed maximum
 Title of securities         Amount to             Proposed maximum          aggregate offering         Amount of
  to be registered         be registered      offering price per unit (1)         price (1)          registration fee
----------------------------------------------------------------------------------------------------------------------
  Common stock (par    1,355,000 shares and
      value $1           related Preferred            $52.562                    $71,221,510             $21,582.25
     per share)           Share Purchase
                             Rights (2)
=====================================================================================================================

(1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices reported on the New York Stock Exchange Composite Tape on October 6, 1997.

(2) Includes 1,300,000 shares registered for grant pursuant to the Dana Corporation 1997 Stock Option Plan (formerly known as the 1982 Incentive Stock Option Plan) and 55,000 shares registered for grant pursuant to the Dana Corporation Director Deferred Fee Plan. Of the former, 350,000 shares may be granted pursuant to the Dana Corporation Additional Compensation Plan (rather than the 1997 Stock Option Plan) at the discretion of the Compensation Committee of the Board of Directors.

As permitted by Rule 429(a), the prospectuses included herein incorporate by reference the contents of Registration Statement No. 33-64198.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement and all documents subsequently filed by Dana Corporation ("Dana") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

         (a) Dana's annual report on Form 10-K for the fiscal year ended December 31, 1996.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the 1996 fiscal year.

         (c) The description of Dana's Common Stock contained under the captions "Description of Registrant's Securities to be Registered" in Dana's Application for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 on Form 8-A, dated on or about July 12, 1946, as amended by the Amendment to Application or Report on Form 8, dated August 8, 1991, and "Description of Capital Stock" in Dana's registration statement on Form S-3 filed on May 13, 1992.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Virginia Code, Title 13.1, Chapter 9, Article 10, Dana is authorized, in certain circumstances, to indemnify its directors and officers against liabilities, including reasonable defense expenses, they may incur in proceedings in which they are named as parties because of their positions as directors and officers of the Company.

Pursuant to this authorization, Dana's shareholders have adopted the SIXTH Article of Dana's Restated Articles of Incorporation, as amended, which provides, in part, as follows:

         "2. In any proceeding [defined as any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal] brought by a shareholder of [Dana] in the right of [Dana] or brought by or on behalf of shareholders of [Dana], no director or officer of [Dana] shall be liable [liability being defined as an obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding] to [Dana] or its shareholders for monetary damages in excess of $50,000.00 with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         "3. [Dana] shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of [Dana] or brought by or on behalf of shareholders of [Dana], by reason of the fact that he is or was a director or officer of [Dana] against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law.

         "4. The provisions of this Article shall be applicable to all proceedings commenced on or after the effective date hereof, arising from any act or omission, whether occurring before or after such effective date. The effective date of this Article shall be the date on which the State Corporation Commission of the Commonwealth of Virginia issues a Certificate of Amendment with respect hereto. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. [Dana] shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

         "5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not of itself create a presumption that the applicant [defined as the person seeking indemnification pursuant to this Article] did not meet the standard of conduct described in Section 2 or 3 of this Article.

         "6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by [Dana] in accordance with the procedures set forth in Section 13.1-701 of the Virginia Stock Corporation Act as in effect from time to time, except that in the event there has been a change in the composition of a majority of the Board of Directors after the date of (i) the alleged act or omission or (ii) commencement of a continuing act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made exclusively by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

         "7. (a) [Dana] shall pay for or reimburse the reasonable expenses [defined as including counsel fees] incurred by any applicant who is a party [defined as including an individual who was or is threatened to be made a named defendant or respondent in a proceeding] to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 if the applicant furnishes [Dana]:

                  (i) a written statement of his good faith belief that he has met the standard of conduct described in Section 3; and

                  (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

                  (b) The undertaking required by paragraph (ii) of subsection
         (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

                  (c) Authorizations of payments under this section shall be made in accordance with the procedure specified in Section 6.

         "8. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause [Dana] to indemnify, or to agree in advance to indemnify, by Bylaw provision or agreement any person who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of [Dana], or is or was serving at the request of [Dana] as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 3. The provisions of Sections 4 through 7 of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section 8.

         "9. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by [Dana] or others, with respect to claims, issues or matters in relation to which [Dana] would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of [Dana] to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of [Dana] shall be a party to or beneficiary of any such agreements, bylaws or arrangements); PROVIDED, HOWEVER, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

         "10. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

         "11. ...The indemnification hereby provided...shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by [Dana] or others, with respect to claims, issues or matters in relation to which [Dana] would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of [Dana] to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements...approved by the Board of Directors...; PROVIDED, HOWEVER, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia."

Dana carries primary and excess "Executive Liability and Indemnification" insurance covering certain liabilities incurred by the directors, elected officers, and certain appointed officers of the Company in the performance of their duties. Coverage is either on a direct basis or through reimbursement of amounts expended by the Company for indemnification of these individuals. Subject to certain deductibles, the insurers will pay or reimburse all covered costs incurred up to an annual aggregate of $50 million. Coverage is excluded for purchases or sales of securities in violation of Section 16(b) of the Exchange Act, deliberately fraudulent or willful violations of any statute or regulation, illegal personal gain, and certain other acts.

ITEM 8.  EXHIBITS.

The following documents are filed herewith, including those which are incorporated by reference:



4-A Restated Articles of Incorporation (filed by reference to Exhibit 4 to Dana's Form 8-A/A, Amendment No. 3, dated October 4, 1994)

4-B Single Denomination Stock Certificate (filed by reference to Exhibit 4-B to Dana's Form S-3, Registration No. 333-18403, filed December 20,
         1996)

5        Opinion of Hunton & Williams (at page 10)

23-A     Consent of Price Waterhouse LLP (at page 11)

23-B     Consent of Hunton & Williams (included in Exhibit 5)

24       Power of Attorney (at page 12)


ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on October 8, 1997.

                              DANA CORPORATION (Registrant)

                              By:  /s/  Martin J. Strobel
                                 ------------------------------
                                       Martin J. Strobel
                                       Vice President, General Counsel and
                                        Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

 SIGNATURE                                  TITLE                     DATE
 ---------                                  -----                     ----

PRINCIPAL EXECUTIVE OFFICER:

 /s/ S.J. Morcott                  Chairman of the Board,       October 8, 1997
---------------------------        Chief Executive Officer,
S. J. Morcott                      and Chief Operating Officer

PRINCIPAL FINANCIAL OFFICER:

 /s/ J. S. Simpson                 Chief Financial Officer      October 8, 1997
---------------------------
J. S. Simpson


PRINCIPAL ACCOUNTING OFFICER:

 /s/ C. W. Hinde                   Chief Accounting Officer     October 8, 1997
---------------------------        and Assistant Treasurer
C. W. Hinde

SIGNATURE                                 TITLE                  DATE
---------                                 -----                  ----

DIRECTORS:

* /s/ B. F. Bailar                      Director          October 8, 1997
 --------------------------
   B. F. Bailar


* /s/ E. M. Carpenter                   Director          October 8, 1997
 --------------------------
   E. M. Carpenter


* /s/ E. Clark                          Director          October 8, 1997
 --------------------------
   E. Clark

* /s/ G. H. Hiner                       Director          October 8, 1997
 --------------------------
   G. H. Hiner


  /s/ J. M. Magliochetti                Director          October 8, 1997
 --------------------------
   J. M. Magliochetti


* /s/ M. R. Marks                       Director          October 8, 1997
 --------------------------
   M. R. Marks


* /s/ R. B. Priory                      Director          October 8, 1997
 --------------------------
   R. B. Priory


* /s/ J. D. Stevenson                   Director          October 8, 1997
 --------------------------
   J. D. Stevenson


* /s/ T. B. Sumner, Jr.                 Director          October 8, 1997
 --------------------------
   T. B. Sumner, Jr.



* By: /s/ Martin J. Strobel
 -------------------------------
        Martin J. Strobel
        Attorney-in-Fact

                                  EXHIBIT INDEX



EXHIBIT NO.   DESCRIPTION                                                PAGE
-----------   -----------                                                ----



4-A Restated Articles of Incorporation (filed by reference to Exhibit 4 to Registrant's Form 8-A/A, Amendment No. 3, dated October 4, 1994)

4-B Single Denomination Stock Certificate (filed by reference to Exhibit 4-B to Registrant's Form S-3,
              Registration No. 333-18403, filed December 20, 1996)

5             Opinion of Hunton & Williams                                 10



23-A          Consent of Price Waterhouse LLP                              11


23-B          Consent of Hunton & Williams (included in Exhibit 5)


24            Power of Attorney                                            12